EXHIBIT 10.1

Alliance Data Systems

2002
Incentive
Compensation
Plan

Full Plan Description

Table of Contents

Plan Philosophy

Effective Date

Eligibility

Base Compensation Used in Calculating Incentive Compensation Payout

Determining IC Targets

Incentive Compensation (IC) Components

Standard Weightings Chart for IC Components

Determining Payment Calculations

Timing of Payment

Status Changes That May Affect IC Targets and Payout

Other Terms and Conditions

Summary

Attachment A – Associate Satisfaction Index (ASI) Information

Attachment B – Example Individual Expectations Worksheet

Attachment C – 2002 Incentive Compensation Plan Corporate Information Services (CIS)

Attachment D – Performance/Payout Table for Revenue, EBITDA, and Individual Expectations

Plan Philosophy

The intent of the Alliance Data System’s Incentive Compensation (IC) Plan (“Plan”) is to:

•                  Provide incentive compensation to round out an eligible associate’s total compensation package to assist Alliance in attracting and retaining high performing associates;

•                  Improve organizational performance by providing the flexibility for each LOB/BSG to drive financial and individual performance and increase associate satisfaction;

•                  Improve the alignment between strategic imperatives and initiatives with the Alliance Scorecard; and

•                  Provide an opportunity for associates to share in the success they help create.

Participation in this plan reflects the importance of an associate’s position and the impact that their performance can have on the success of the company.  It is very important that associates understand the value incentive compensation has in their total compensation package.

Effective Date

The Plan Year is January 1, 2002 through December 31, 2002.

Eligibility

Associates are covered by this Plan if they are:

•                  A member of the Alliance Senior Leadership Team, as defined by the title Director through Chairman & CEO.

•                  In an Exempt position that is designated by Corporate Compensation as IC eligible (currently jobs in pay grades 8-11, 21-23, or 32-35).

•                  Employed by Alliance Data Systems before October 1, 2002.

•                  Newly hired associates or associates promoted into IC eligible pay grades for the first time before October 1, 2002.

•                  On active status on the date of the award distribution or eligible under the guidelines for retirement, disability, or leave of absence.

•                  Part-time associates working a schedule equal to a minimum of 25 hours per week.

Associates are not eligible if they:

•                  Are participating in a sales commission or other incentive plan, unless approved by the EVP/President of a Line of Business (LOB) or of a Business Support Group (BSG) and confirmed by Corporate Compensation.

•                  Are temporary or contract employees.

•                  Are hired on or after October 1, 2002 or are promoted into an IC eligible pay grade on or after October 1, 2002.

•                  Are on a documented performance improvement plan.

Base Compensation Used in Calculating Incentive Compensation Payout

Annualized base pay as of October 1, 2002 will be used as part of the incentive compensation calculation.  The Incentive Compensation (IC) target percentage(s) will be applied to the October 1, 2002 base salary for purposes of calculating the dollar target amount.

Determining IC Targets

Each participant has an incentive compensation target.  The Compensation Committee of the Board of Directors assigns IC targets for the Executive Committee Members.  IC targets for other positions are determined by the participant’s manager using the guidelines established by Corporate Compensation in the following table:

Grade Level	IC Target (% of 10-01-02 Base Salary)
Executive Committee Member	Determined by the Board’s Compensation Committee
(Senior Vice President) 3	35% or 40% or 45%
(Vice President) 4	25% or 30% or 35%
(Director/Senior Director) 5	15% or 20% or 25%
8-10, 21-23, and 33-35	10% or 15%
11 & 32	5% or 10%

IC targets are set in 5% increments.  When determining the appropriate target, the following is considered:

•                  The associate’s position relative to those of other participant’s in the department;

•                  The associate’s anticipated contribution to the organization’s success; and

•                  Targeted total compensation package that is competitive with similar positions in the appropriate labor market or industry.

IC Targets will be set at the beginning of the plan year or at time of hire and communicated appropriately.  If the IC Target percentage changes, managers will explain how the target will be prorated for payout purposes (if appropriate) and whether or not the performance expectations and weightings will change for the current plan year.

Incentive Compensation (IC) Components

All performance goals should be established and communicated at the beginning of the Plan year or within 30 days of becoming a participant in the Plan.  The degree to which these performance goals are accomplished may have an impact on the actual incentive earned from the Plan.  Alliance Scorecard Measures and strategic imperatives define factors that help the company and the LOB/BSG reach its goals.

Alliance Revenue and EBITDA Targets: Revenue and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) targets make up 25%-50% of a participant’s IC payment (see Standard Weightings Chart below).  The Board of Directors of the Company approves the Revenue and EBITDA target to be achieved for minimum, target and maximum payouts.

LOB Revenue and EBITDA Targets: There are a number of financial measures that can be used to determine success for a particular area or individual.  Your President or Executive Vice President will determine if sub-measures will be used for your LOB or for you individually.  However, it is intended that the Board of Directors approve the achievement of LOB Revenue and EBITDA for payout purposes.

Associate Satisfaction Index: The annual administration of the Associate Survey and the tracking of data (i.e., improvement expectations) are designed to motivate ongoing attention to issues that affect quality of client service, as well as the development and retention of associates.  The Associate Satisfaction Index (ASI) is a component of the Associate Survey process.  The ASI component is designed to recognize and incent critical non-financial organizational factors that contribute to sustainable business performance and provide competitive advantage in recruiting, developing, and retaining high performing associates.  Targets are set at the beginning of each year along with a payout schedule.  See Attachment A for more information.

Individual Expectations: The Weightings Chart identifies those participants that have 25% - 50% of their IC payments based upon the achievement of individual expectations or team strategic imperatives (or action steps to accomplish the strategic imperatives) as determined between the participant and his or her manager.  A sample worksheet has been provided in Attachment B.

Standard Weightings Chart for IC Components

Incentive Compensation objectives are weighted to allow flexibility for each LOB/BSG to drive financial and individual performance and increase associate satisfaction.  Units have the ability to use specific components that closely reflect Alliance Scorecard measurements, such as the CIS example shown in Attachment C.  In addition, units may adjust the standard components for SLT members to include measurable financial drivers, such as bad debt or specific client revenue goals, with review and approval by the EVP & CAO and Corporate Compensation.  The participant’s grade/job level as of October 1, 2002 will be used to determine the overall weightings.

2002 IC Plan
Standard Components and Weightings

		Senior Leadership Team(1)	Exempts with Direct Supervisory Responsibility	All Other Exempts(2)
	LOB EBITDA	50%	25%	25%
LOB	LOB Revenue	25%	25%	25%
	Associate Satisfaction(3)	25%	25%	0%
	Individual Expectations(4)	0%	25%	50%

	Alliance EBITDA%	50%	25%	25%
BSG	Alliance Revenue	25%	25%	25%
	Associate Satisfaction	25%	25%	0%
	Individual Expectations(4)	0%	25%	50%

(1) The LOB/BSG executive has some flexibility to establish targets — by individual — that are important for the success for their respective area.  The Individual Expectations weighting should not be used for SLT members, unless it is used to drive financial performance.  Any changes to the standard components, weightings or payout tables should be sent to Corporate Compensation for approval by the EVP & CAO.

(2) The LOB/BSG has some flexibility in reassigning Revenue targets for those associates who fall into an all other eligible exempt category or in unique cases.

(3) Some participants, such as NAMs, may have more emphasis on client relationships than Associate Satisfaction.  LOB/BSG executives can determine how they want to distribute the weightings for these positions.

(4) Eligible Exempt associates below the Director level should have Individual Expectations that are based on Alliance Scorecard measures and support strategic imperatives ensuring the success of their LOB/BSG and the company.

Determining Payment Calculations

Attachment A:  Associate Satisfaction Index (ASI) Information

Identifies the relationship between level of performance and the percentage to be paid for achievement of 2002 Associate Satisfaction Survey target results.  For the ASI component to be paid over 100%, both applicable EBITDA and Revenue targets must be achieved at 100% or greater.

Attachment B:  Example Individual Expectations Worksheet

The sample form is provided to facilitate the setting of the Individual Expectations.  If a participant is being held accountable for a company-level strategic imperative (or an action item to accomplish the strategic imperative for the LOB/BSG), that form may also be used.  Regardless of the form used, what will be required at the end of 2002 is an overall percentage of achievement of the Individual Expectations component to determine the dollar payment for this IC component.

Attachment C:  2002 Incentive Compensation Plan Corporate Information Services (CIS)

Corporate Information Services (CIS) IC Plan identifies specific components and weightings for CIS.

Attachment D:  Performance/Payout Table for Revenue, EBITDA, and Individual Expectations

Identifies the relationship between level of performance and the percentage to be paid for the achievement of Alliance Revenue and Alliance EBITDA, LOB Revenue and LOB EBITDA, and Individual Expectations targets.  A minimum of 80% must be achieved for any payment to be received; performance of 120% or greater receives the maximum payment of 150%.  The percentage of objectives achieved is rounded using scientific rounding.

For business support groups, both Alliance EBITDA and Alliance Revenue targets must be achieved at 100% or greater in order for Individual Expectations to be paid above 100% of target.  For lines of business, both LOB EBITDA and LOB Revenue targets must be achieved at 100% or greater in order for Individual Expectations to be paid above 100% of target.

Timing of Payment

Incentive compensation earned for the 2002 Plan year is paid in the first quarter of the following year.  A participant must be actively employed on the date payment is made to receive their award.  Any participant who is on an approved leave of absence or disability, but still on active status, will receive their payment even if they are not actively at work on the date payment is made.

Status Changes That May Affect IC Targets and Payout

Status changes can affect the amount of incentive a participant receives.  Status changes include:

•                  Transfers

•                  New Hires

•                  IC Target Changes

•                  Leaves of Absence

•                  Terminations

•                  Transfers

The LOB or BSG a participant is assigned to as of October 1, 2002 will be used to determine any payments dependent upon LOB/BSG level of performance (see Standard Weightings Chart).  Year-end performance for the LOB/BSG will be used to calculate the incentive amount to be paid for this component.  No prorating will be done for the amount of time spent in another LOB/BSG over the Plan year.

For the ASI component, leaders who have moved or transferred during the course of the year, and who could therefore have their compensation tied to different reporting groups, will be reviewed as follows:

•                  Determine where the associate spent the most time during the action planning cycle;

•                  Assess where the associate had the greatest opportunity to influence Associate Satisfaction; and

•                  Before the end of December, the HR Executive makes a report recommendation to Corporate Compensation, which will be approved by the Executive Vice President and Chief Administrative Officer.

•                  New Hires

For associates hired between January 1 and September 30, 2002 into an IC eligible position, the base salary as of October 1, 2002 will be used to calculate the IC dollar target.  The dollar target will be prorated as follows:

Hired Between These Dates	Prorated Amount
January 1 – March 31	100%
April 1 – June 30	75%
July 1 – September 30	50%
October 1 – December 31	No IC

For example, if an associate is hired on March 12, the IC dollar target will not be prorated.  If an associate is hired on July 4, then the IC dollar target will be prorated by 50%.

New hires within the ASI component will be assigned a report by the HR Executive.  In cases where historical data are not available (e.g., new hires as a result of a new acquisition or changes brought about by organizational restructuring), the HR Executive will determine whether there is an existing group in the report plan upon which to base the ASI payout.  If not, the current year score will be used to determine payout.

•                  IC Target Changes

For current Alliance associates, if there is a promotion or a grade level change during the plan year and this causes a change in IC target, the incentive will be prorated according to the chart below depending on the associate’s IC eligible effective date.  Note: changes in IC targets after October 1, 2002 will not be used to calculate incentive compensation payout for the current plan year.

IC Eligible Effective Date Between These Dates	Prorated Amount For Old/New IC% Target
January 1 – March 31	0% / 100%
April 1 – June 30	25% / 75%
July 1 – September 30	50% / 50%
October 1 – December 31	100% / 0%

The base salary as of October 1 will always be used to calculate the dollar target, even if there is a corresponding change in base salary at the time of the promotion or IC target change.  For example, a grade level change in April results in an IC target change from 5% to 10% and a base salary change from $35,000 to $40,000.  The base salary on October 1 is $40,000, so that is the salary used in the calculation.  The IC dollar target is then calculated using the following formula:

	10/01 Base	IC	Target	Prorate	Subtotal
Old	$40,000	5%	$2,000	25%	$500
New	$40,000	10%	$4,000	75%	$3,000
TOTAL					$3,500

The participant’s manager should communicate to the participant the new weightings of financial and individual expectations (if applicable).

•                  Leaves of Absence

If a participant takes a leave of absence in excess of 30 consecutive days, either paid or unpaid, during the Plan year, he or she may be eligible for a prorated award at the discretion of Corporate Compensation and the Executive Committee Member for that LOB/BSG and recommendations should be submitted at the time of the IC payout calculation.

•                  Terminations

If a participant terminates his or her position voluntarily or involuntarily during the Plan year, he or she will not be eligible for an IC payment because he or she would not be on active status on the date of the award distribution.  If a participant retires, becomes disabled, or dies during the Plan year, he or she may be eligible for a prorated award at the discretion of Corporate Compensation and the Executive Committee Member for that LOB/BSG.  In the event of death, any incentive award is made to the beneficiary named in the company-paid life insurance program.

Other Terms and Conditions

•                  All decisions by the Company will be final in the interpretation and administration of the Plan and shall lie within the Company’s sole and absolute discretion.  Decisions shall be final, conclusive, and binding on all parties concerned.

•                  Participant’s rights under the Plan may not be assigned or transferred in any way.

•                  The Alliance Data System’s 2002 Incentive Compensation Plan may be amended, modified, suspended, or terminated by the Company at any time, without prior consent by or prior notice to associates.  The Compensation Committee at its sole discretion may change objectives at any time without prior consent by or prior notice to associates.

•                  The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make other segregation of assets to assure the payment of the amounts under the Plan.  Rights to the payment of amounts under the Plan shall be no greater than the rights of the Company’s general creditors.

•                  Texas state law governs the validity, construction, interpretation, administration, and effect of the Plan, and the substantive laws, but not the choice of law rules, of the State of Texas, shall govern rights relating to the Plan.

•                  All applicable employment and tax deductions plus 401(k) contribution deferrals will be withheld from the incentive payout.

•                  No associate has the right or is guaranteed the right to participate in the Plan by virtue of being an associate or fulfilling any specific position with Alliance Data Systems.  Selection for participation in the Plan is solely within the discretion of the Compensation Committee.  Alliance Data Systems may offer participation in the Plan to additional associates or terminate the participation of any Participant in the Plan at any time during the Plan Year.

•                  Revenues and earnings classified as “windfalls” or business losses may or may not be excluded in whole or in part from the calculation of Revenue and EBITDA at the discretion of the Compensation Committee.

•                  Notice to participate in the Plan shall not impair or limit the Company’s rights to transfer, promote, or demote Plan participants to other jobs or to terminate their employment, nor shall it create any claim or right to receive any payment under the Plan or any right to be retained in the employ of Alliance Data Systems.

•                  The Plan is established for the current fiscal year.  There shall be no obligation on the part of the Company to continue the Plan in the same or a modified form for any future years.

•                  In the event that a participant has a dispute concerning the administration of this Plan, it shall first be submitted in writing to the Director of Compensation.  In the event that the Director of Compensation does not provide a response satisfactory to the participant within 30 business days, the participant may submit the dispute in writing within five business days thereafter to the Executive Vice President and Chief Administrative Officer, whose decision regarding the dispute shall be final and binding on each Participant or person claiming under the Plan.

•                  The Plan is effective January 1, 2002, and supersedes and replaces all previous Incentive Compensation Plans.  All such previous plans, unless earlier terminated, are terminated at midnight, December 31, 2001.  If not renewed by the Compensation Committee or their designated representative, this Plan will automatically terminate on December 31, 2002.

•                  In the event an eligible associate’s performance falls below satisfactory standards during the plan year, the associate may receive a reduced incentive compensation payment, at the discretion of the Company, regardless of the performance results of the company, LOB, BSG, or the ASI results (if applicable).

Summary

Participants in this Plan can influence the Company’s continued success.  Understanding the Incentive Compensation Plan is important to the participant’s financial interests, as well as the success of LOB/BSG financial performance and the improvement of associate satisfaction.  Questions about this Plan should be addressed to the participant’s manager or local human resources professional.

Attachment A

ASSOCIATE SATISFACTION INDEX (ASI) INFORMATION

The Alliance Scorecard views associates as one of three key constituencies (along with clients and shareholders).  Research has demonstrated and Alliance believes that satisfied associates provide higher levels of service quality and value creation/delivery, cultivating client retention and loyalty, and in turn providing greater profitability and growth.  The degree to which associates feel valued/satisfied has been shown to be a primary determinant of long-term financial performance.  The Associate Satisfaction survey and the resulting Associate Satisfaction Index (ASI) represent an accountability mechanism that puts value on people and “walking the talk” when it comes to Alliance’s company values, as well as financials and EBIDTA.

The ASI is intended to drive the company towards Employer of Choice levels of performance and reward progress towards these levels and recognize actual scores.  Launched in 2001, the ASI is made up of 18 “core” items, asked and tracked on each annual Associate Survey.

The ASI includes two main components: a progress calculation and a measure of actual scores (current year mean percent favorable score on the 18 items).  Scores are evaluated against both progress made since the previous year (as measured by “potential change”) and current year scores, and payout is determined by whichever is higher (see “Payout Table for Associate Satisfaction Results” on the last page of this Attachment).

Consistent with 2001 are the following elements of the ASI calculation:

•                  At the company-wide level, the progress target for 2002 remains 16% of potential change.  This is consistent with the 3-year plan to achieve external Employer of Choice benchmarks.

•                  Company-wide and for all subgroups, the goal is to achieve a mean, or average, score on the 18 ASI items of at least 75% Favorable.  This level of achievement represents an Employer of Choice threshold and is based on external normative survey data.

•                  When a group achieves an actual score of 75% or greater, the group is assured at least 100% payout on this IC component, even if regression has occurred since the last survey.  For example, if the 2001 mean score is 78% Favorable and the 2002 score is 75% Favorable — indicating regression of -3 percentage points — the group would receive 100% payout because their actual score is greater than 75% Favorable.  Groups that exceed 75% will be rewarded according to scales (located below in this Attachment) with a maximum payout of 150% for this IC component.

•                  In the ASI computation, change is based on potential change, not absolute change.  Computing scores based on potential change recognizes the increased difficulty of making continued progress as scores get higher.  Regressions will be calculated in a similar manner.

In addition, the payout calculation for 2002 is based on the following:

•                  The scores will be determined using scientific rounding and will continue to be reported in whole integers.

•                  The payout tables have been modified.  Instead of ranges of percent of potential change or ranges of actual scores, appropriate percentage points were determined to provide additional payout points.

•                  In 2001, ASI was based on a set number of reporting groups, selected to reflect shared accountability.  As a continuous improvement effort for 2002, additional reporting groups have been incorporated into the ASI design to better reflect leaders’ direct areas of influence and accountability.  In consultation with your LOB/BSG HR executive, individual leaders’ ASI component has been linked to reporting groups, as defined in the 2001 Associate Survey report plan.  The goal of these assignments is to reflect both influence and accountability, and to enhance alignment between the survey process and the ASI design.  Prior to the administration of Associate Survey 2002 (by end of July 2002), these assignments will again be reviewed as part of the report planning process led by your HR Executive.  This final review will provide an opportunity to review any special cases (e.g., organizational changes) as needed.  In any case of significant organizational change that requires a redefinition of a reporting group, targets to achieve 100% payout may change and will be re-communicated to leaders prior to survey administration.

•                  As in 2001, the targets identified on the next page represent the achievement of 100% payout.  As a general rule for 2002, higher performing groups are likely to be paid based on current year scores, while groups with lower scores are likely to be paid based on their ability to make significant progress as measured by their potential change scores.  This tendency is reflective of the higher relative “baseline” across the company as a result of the gains made between Associate Surveys 2000 and 2001.

•                  These targets have not been set by using a flat percentage increase over the average score of the same 18 items from the 2001 survey, but as a percent of the “potential for change”.  We have set a goal for Alliance Data Systems to increase our associate satisfaction by 16% of potential change a year.  Each of the targets in this Attachment was calculated using this same growth percentage.  As an example, here is the formula used to determine the 2002 target for the Alliance Consolidated score of 70:

2001 Base Score* = 64

100 – 64 = 36

(100 – 2001 Base Score* = Potential for Change)

36 x 16% = 5.76

(Potential for Change x Alliance Organizational Improvement = Increase Needed)

64 + 6 = 70

(2001 Base Score* + Increase Needed = Target Percent Favorable Score for 2002 Survey)

* Average of 18 items selected to compute Associate Satisfaction Index.

TARGET SCORES (PERCENT FAVORABLE MEAN) FOR 2002 ASSOCIATE SATISFACTION

FOR 100% PAYOUT ON IC COMPONENT

Report Name	2002 Target Score
Alliance Data Systems Consolidated (Mike Parks)	70
Transaction Services
Transaction Services Consolidated (Mike Beltz)	66
Marketing Services	65
Network Services Consolidated	66
Network Services (Lenexa & Johnson City)	67
Network Services (Lenexa)	73
Network Services (Johnson City)	63
Network Services (Buffalo Grove)	59
Network Services (excluding Johnson City & Lenexa)	64
Utility Services Consolidated	66
Call Center Operations (Atlanta & Walnut St.)	66
Call Center Operations (Atlanta)	65
Call Center Operations & Human Resources — (Walnut St.)	66
Systems Development Consolidated (includes Seattle)	66
Systems Development (Atlanta)	59
Systems Development (HQ2)	74
Systems Development (Seattle)	Payout based on Actual Score
Frequency Marketing	Payout based on Actual Score
Mailbox Corp	Payout based on Actual Score
Corporate Information Services
Corporate Information Services Consolidated (Steve Walensky)	66
Corporate Information Services (San Antonio)	69
Corporate Information Services (Reynoldsburg)	71
Corporate Information Services (excluding San Antonio & Reynoldsburg)	61
Retail Services
Retail Services Consolidated (Ivan Szeftel)	73
Bank Operations Consolidated	67
Other Operations Consolidated	66
Retail Information Technology	68
Retail Services (Voorhees)	74
Retail Services (Broad St.)	71
Retail Services (Westerville Call Center)	75
Retail Services (Northglenn)	73
Retail Services (Lenexa)	75
Retail Services (Reno)	75
Retail Services (Other)	73
Corporate Support Services, CFO, & Legal Compliance Audit Services (LCAS)
Corporate Support Services, Corporate Finance Office, LCAS	73

2001 base line scores can be obtained from your Human Resource Executive.

If a participant has questions about how the 2002 target was set,

participants should contact their managers to confirm which target score is applicable.

PAYOUT TABLE FOR ASSOCIATE SATISFACTION RESULTS

There are two ways to determine payout for the ASI Component: Actual Score or the Percent of Target Achieved.

1.               Look up the Actual Score first and determine the payout percentage.

2.               Then, look up Percent of Target Achieved and determine the payout percentage.

3.               Whichever payout percentage is higher will be the one paid, as long as the eligible associate is performing at a satisfactory level as determined by the Company.  Payout over 100% for the ASI Component is also contingent upon meeting both the applicable EBITDA and Revenue targets.

Examples:

2001 Base Score:

71

2001 Base Score:

55

2002 Target:	76		2002 Target:	62
2002 Results and Possible Payment			2002 Results and Possible Payment
Actual Score:	75	100% payout

			Actual Score:	62	35% payout
Percent of Target Achieved:

99%

90% payout

Percent of Target Achieved:

100%

100% payout

Payment would be at higher level =  100%

Payment would be at higher level =  100%

	Actual Score (% Favorable Mean)	2002 Payout	Percent of Target Achieved	2002 Payout
	56 or Less	0%	89% or Less	0%
	57	10%	90%	10%
	58	15%	91%	15%
	59	20%	92%	20%
	60	25%	93%	30%
	61	30%	94%	40%
	62	35%	95%	50%
	63	40%	96%	60%
	64	45%	97%	70%
	65	50%	98%	80%
	66	55%	99%	90%
	67	60%	100%	100%	<--Achieving 100% of potential change will result in 100% payout
	68	65%	101%	105%
	69	70%	102%	110%
	70	75%	103%	115%
	71	80%	104%	120%
	72	85%	105%	125%
	73	90%	106%	130%
	74	95%	107%	135%
75% Favorable Score is the target for 100% payout -->	75	100%	108%	140%
	76	110%	109%	145%
	77	120%	110% or more	150%
	78	130%
	79	140%
	80 or more	150%

Attachment B

EXAMPLE INDIVIDUAL EXPECTATIONS WORKSHEET

Name:		Target IC (%):

Position Title:		Grade Level:

(a) Specific Expectations / Standards of Measure (Deliverables to be Achieved)	(b) Accomplishments / Results (Actual Results Achieved in Performance Period)	Ratings		(e) Overall Perf. Score % (c x d)
		(c) Weighting %	(d) Actual Perf. %

1.

2.

3.

4.

5.
100%
Total Score on Specific Expectations (add column “e”) >

Signed by: Associate	Manager

Attachment C

2002 INCENTIVE COMPENSATION PLAN

CORPORATE INFORMATION SERVICES (CIS)

Senior Leadership Team and Exempts with Direct Supervisory Responsibility	All Other Eligible Exempts(1)

25% Alliance EBITDA	25% Alliance EBITDA

25% CIS Direct Expenses	25% CIS Direct Expenses

25% Customer Satisfaction	25% Customer Satisfaction

25% Associate Satisfaction	25% Individual Expectations

(1) All other eligible exempt associates should have Individual Expectations that are based on Alliance Scorecard measures and support strategic imperatives ensuring the success of CIS and the company.

Special Payout Provisions

For CIS associates with an ASI component, both Alliance EBITDA and CIS Direct Expense targets must be met at 100% or greater for payout to occur above 100% for the ASI component.

Attachment D

PERFORMANCE/PAYOUT TABLE

FOR REVENUE, EBITDA, AND INDIVIDUAL EXPECTATIONS

	% of Objective(s) Achieved*	% Payout*
	79% or less	0%
80% is the threshold for performance achievements to result in a payout.-->	80%	65%
	81%	67%
	82%	69%
	83%	70%
	84%	72%
	85%	74%
	86%	76%
	87%	77%
	88%	79%
	89%	81%
	90%	83%
	91%	84%
	92%	86%
	93%	88%
	94%	89%
	95%	91%
	96%	93%
	97%	95%
	98%	96%
	99%	98%
	100%	100%	<-- 100% is the target fpr performance achievments to receive 100% payout
	101%	102.5%
	102%	105.0%
	103%	107.5%
	104%	110.0%
	105%	112.5%
	106%	115.0%
	107%	117.5%
	108%	120.0%
	109%	122.5%
	110%	125.0%
	111%	127.5%
	112%	130.0%
	113%	132.5%
	114%	135.0%
	115%	137.5%
	116%	140.0%
	117%	142.5%
	118%	145.0%
	119%	147.5%
	120% or greater	150.0%	<-- 150% is the maximum payout level

For business support groups, both Alliance EBITDA and Alliance Revenue targets must be achieved at 100% or greater in order for Individual Expectations to be paid above 100% of target.  For lines of business, both LOB EBITDA and LOB Revenue targets must be achieved at 100% or greater in order for Individual Expectations to be paid above 100% of target.